EXHIBIT 10.13

Thermon Group Holdings, Inc.

July 28, 2010

Mr. Richard E Goodrich

776 Caribbean Drive East

Summerland Key, FL 33042

Re:	Thermon Group Holdings, Inc. (“Thermon” or the “Company”) Director Term Sheet

Dear Rich:

We are excited to extend to you an offer to join the Board of Directors (the “Board”) of Thermon Group Holdings, Inc. and its subsidiaries. This letter sets forth the material terms of your arrangement with the Company:

Description of Director Services:

You will serve as a director of the Company and subsidiaries thereof (“Director”). Combined meetings of the Board of the Company and its subsidiaries generally occur during regularly scheduled quarterly meetings and we would expect your attendance at such meetings.

You have been appointed to serve as the Chairman of the Audit Committee. You may also be appointed to serve on other Board committees. Those committees may meet on dates separate from Board meetings.

Appointment Date:	July 28, 2010 (the “Effective Date”).

Term:	Indefinite term. You may resign (and terminate your services) as a Director effective immediately after providing prior written notice of such upcoming resignation to the Company. As per corporate law, you can be removed (and your services terminated) as a Director at any time by action of the shareholder(s) of the Company (or any subsidiary thereof with respect to your service as a Director of a subsidiary) having majority voting control.

Annual Retainer for Serving as a Director of the Company and its Subsidiaries:	$25,000 per year, payable in regular advance quarterly installments of $6,250.

Annual Retainer for each Committee Membership:	$5,000 per year, payable in regular advance quarterly installments of $1,250.

Annual Retainer for each Committee Chairmanship:	$5,000 per year, payable in regular advance quarterly installments of $1,250.

Board Meeting Attendance Fees:	$1,500 per meeting for in person attendance; $750 per meeting for attendance by telephone. Such amounts are payable quarterly in arrears.

Committee Meeting Attendance Fees:	$1,000 per meeting for in person attendance; $500 per meeting for attendance by telephone. Such amounts are payable quarterly in arrears. For committee meetings which are held on the same day as Board meetings, you will be entitled to 50% of the applicable committee meeting attendance fees.

Expense Reimbursement for Attending Board and Committee Meetings:	Reimbursement of actual reasonable out-of-pocket expenses will be made per the Company’s policy and will be payable upon presentation of documentation.

Purchased Equity Opportunity:	Up to $150,000 in common stock priced at fair market value as determined by the Board. The investment opportunity is a one-time offer available for a period of 90 days following the Effective Date. If you are interested in making such cash investment in the Company, documentation for such investment will be prepared and separately provided to you.

Option Program:	You will be eligible to participate in a common stock option program. Thermon will make an initial grant of 85 options to acquire common stock on the Effective Date at a strike price set at fair market value of the common stock as determined by the Board as of the Effective Date. 20% will become vested on each of the first five anniversaries of the Effective Date, provided that you are still serving as a Director on each such anniversary date. Additional option grants may be awarded to you by the Company during your tenure as Director of the Company. Such awarded options will be subject to similar terms and vesting provisions as the initial option grant. Upon the occurrence of a sale of the Company and provided that you are still serving as a Director immediately prior to such event, all options that have not yet become vested shall become vested. Documentation regarding this program will be prepared after your acceptance of your directorship and separately provided to you.

Non-Competition Covenant:	You represent and warrant that you are currently not a director, officer, employee, consultant or security holder of any heat tracing manufacturer that may compete with the Company. Further, you agree not to become a director, officer, employee, consultant or security holder of any heat tracing manufacturer.

No Prior Restrictions:	By countersigning this letter, you hereby represent and warrant to the Company that you are free to become a Director and that there are no contracts or restrictive covenants preventing full performance of your Director duties.

*                    *                     *

Rich, we look forward to working with you and the Thermon team. If these terms and conditions are acceptable to you, please sign below to confirm and return this letter to us at your earliest convenience.

Very truly yours,

THERMON GROUP HOLDINGS, INC.

By:	/S/ RODNEY BINGHAM
Name:	Rodney Bingham
Title:	PRESIDENT AND CEO

ACCEPTED AND AGREED AS OF

THE 12 DAY OF AUGUST, 2010:

/S/ R.E. GOODRICH
Richard E Goodrich